Exhibit 99

Nov. 22, 2003

Media:     Linda Marsicano or Don Kirchoffner, Exelon Corporate Communications
           312-394-3099     312-394-3001
           312-497-0001     312-636-5562

           John Sousa or David Byford, Dynegy Public Relations
           713-767-5800

Analysts:  Katie Pipkin or Jennifer Rosser, Dynegy Investor Relations
           713-507-6466

           Linda Byus or Marybeth Flater, Exelon Investor Relations 312-394-7696 312-394-8354

  Dynegy, Exelon To Terminate Agreement Regarding Sale of Illinois Power Assets

HOUSTON and CHICAGO (November 22, 2003) - Dynegy Inc. (NYSE: DYN), parent company of Illinois Power, and Exelon Corporation (NYSE: EXC), parent company of ComEd, today acknowledged their disappointment that the Illinois General Assembly did not act in the fall legislative session to approve the legislation necessary to facilitate Exelon's proposed acquisition of Illinois Power, but both companies expressed their appreciation for the support they received from many legislators and labor and community organizations.

In the absence of the legislation, Dynegy and Exelon announced that they will terminate the existing agreement through which Exelon would have acquired substantially all of the assets and liabilities of Illinois Power. Dynegy and Exelon said that the current legislative and regulatory environment made it impossible to complete the transaction in accordance with the original agreement.

"Exelon's acquisition of Illinois Power would have been good for the state of Illinois. While we are disappointed that the legislation did not pass, we must now focus on the future with Illinois Power as a part of our organization," said Dynegy Inc. President and CEO Bruce A. Williamson. "Our first priority will be to improve Illinois Power's financial condition by creating a sustainable cost structure for this business. We will work closely with the Illinois Commerce Commission and the union throughout this process.

"We will ensure safe, reliable and affordable service for our electricity and natural gas customers in Illinois while we restructure Illinois Power to make it a sustainable business and implement changes as soon as possible to cut costs," Williamson added.

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According to Exelon Chairman and CEO John W. Rowe, "I really believe that this transaction would have benefited the state of Illinois, our customers, our investors, and certainly the employees of Illinois Power. Given the outcome of the legislation, the terms of the current acquisition agreement cannot be met. Exelon recognizes that it is not in the interest of the customers, employees or investors of either company to pursue a deal that no longer has a realistic chance of successful completion. We recognize Dynegy's need to pursue other business plans for Illinois Power."

The legislation that Exelon and ComEd had originally proposed, which was contained in House Bill 2200, would have allowed many of the regulatory issues to be addressed in a single Illinois Commerce Commission (ICC) proceeding. The legislation also would have directed the ICC to conduct the acquisition review in an expedited nine-month proceeding, and would have allowed for full ICC and Federal Energy Regulatory Commission review of power purchase agreements related to the acquisition.

================================================================================

    Dynegy Inc. provides electricity, natural gas and natural gas liquids to wholesale customers in the United States and to retail customers in the state of Illinois. The company owns and operates a diverse portfolio of energy assets, including power plants totaling approximately 13,00 megawatts of net generating capacity, gas processing plants that process more than 2 billion cubic feet of natural gas per day and approximately 40,000 miles of electric transmission and distribution lines.

    Exelon Corporation is one of the nation's largest electric utilities with approximately 5 million customers and more than $15 billion in annual revenues. The company has one of the industry's largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5 million customers in Illinois and Pennsylvania and gas to more than 440,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.

Dynegy forward-looking statements
---------------------------------
Certain statements included in this news release are intended as "forward-looking statements." These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly Dynegy's efforts to improve Illinois Power's financial condition and to create a sustainable cost structure for that business. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Among the key factors that could cause actual results to vary materially from those expressed or implied is Dynegy's ability to achieve the level of debt reductions and cost savings necessary to facilitate the desired cost structure at Illinois Power. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy's SEC filings, which are available free of charge on the SEC's web site at http://www.sec.gov.

Exelon forward-looking statements
---------------------------------
Except for the historical information contained herein, certain of the matters discussed in this news release are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by a registrant include those factors discussed herein, as well as the items discussed in (a) the Registrants' 2002 Annual Report on Form 10-K - ITEM 7. Management's Discussion and Analysis of Financial Condition and Results of Operations-Business Outlook and the Challenges in Managing Our Business for each of Exelon, ComEd, PECO and Generation, (b) the Registrants' 2002 Annual Report on Form 10-K - ITEM 8. Financial Statements and Supplementary Data: Exelon -
Note 19, ComEd - Note 16, PECO - Note 18 and Generation - Note 13 and (c) other factors discussed in filings with the United States Securities and Exchange Commission (SEC) by the Registrants. Readers are cautioned not to place undue

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reliance on these forward-looking statements, which apply only as of the date of this release. None of the Registrants undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this release.



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